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Exhibit 10.27

RETAINER AGREEMENT

    THIS RETAINER AGREEMENT by and between JACK MILLER (hereinafter referred to as "Consultant") and SUCCESSORIES, INC., an Illinois corporation (hereinafter referred to as the "Company"), is made as of this 17th day of April, 2001.

W I T N E S S E T H:

    WHEREAS, the Consultant has provided services to the Company above and beyond the duties and services performed in his role as Chairman of the Board of the Company; and

    WHEREAS, the Company wishes for Consultant to continue to provide such services to the Company, and Consultant desires to perform such services.

    NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Consultant agree as follows:

    (1)  Commencing during the fiscal year which begins on February 3, 2002, for each full fiscal year during which Consultant renders services to the Company above and beyond services Consultant performs in his role as Chairman of the Board of the Company, the Company will pay an annual retainer fee to Consultant (the "Retainer") equal to $100,000. The Retainer shall be paid in quarterly installments in shares of the Company's common stock, par value $0.01 per share ("Shares"), pursuant to and under the Company's Amended and Restated Stock Option Plan (the "Plan"). The number of Shares awarded to Consultant for each quarter during such fiscal year shall be calculated by dividing (a) $25,000 by (b) the trailing ten-day average closing price of the Company's common stock on the Nasdaq National Market system prior to the end of such fiscal quarter.

    (2)  The Retainer due to Consultant hereunder shall be paid by the Company in four equal installments, each within 30 days following the end of each fiscal quarter.

    (3)  Commencing during the fiscal year which begins in 2002, Consultant shall also be eligible to receive an annual bonus in an amount determined by the Board of Directors (the "Board") of the Company. Such bonus shall be paid in Shares pursuant to and under the Plan, based upon the trailing ten-day average closing price of the Company's common stock on the Nasdaq National Market system prior to the end of the fiscal year. The bonus shall be based upon the same bonus formula as the Company and its Chief Executive Officer, Gary J. Rovansek ("Rovansek"), agree in writing pursuant to Section 5.2 of the Employment Agreement between the Company and Rovansek dated October 29, 1998, including the same specific performance standards and criteria that are used to determine how the Rovansek bonus is actually earned. The bonus shall be payable at the same time the Company pays the annual bonus to its Chief Executive Officer.

    (4)  Consultant agrees to perform his services under this Agreement in a manner consistent with this Agreement and any instructions which may from time to time be given to him by the Board of the Company.

    (5)  This Agreement shall be effective starting with the fiscal year which begins on February 3, 2002, and shall continue in effect thereafter until terminated as herein described. This Agreement is terminable by either the Company or Consultant upon thirty (30) days' written notice to the other.

    (6)  This Agreement is not assignable by either party in any manner, by operation of law or otherwise, without the written consent of the non-assigning party.

    (7)  All notifications and communications required or permitted hereunder shall be delivered in person or by U.S. mail, postage prepaid, addressed as follows:

      If to the Company:

      Successories, Inc.
      2520 Diehl Road
      Aurora, Illinois 60504
      Attention: General Counsel

      If to Consultant:

      Jack Miller
      The Benida Group, LLC
      475 Half Day Road
      Suite 100
      Lincolnshire, Illinois 60069

or to such other addresses as the parties may from time to time specify to one another in writing.

    (8)  This Agreement is made pursuant to and shall be governed under and by the laws of the State of Illinois.

    (9)  This Agreement supersedes all prior agreements between the parties, contains the entire agreement of the parties and there are no other oral or written agreements or understandings in regard to the subject matter hereof. This Agreement may be altered or amended only by written instrument executed by Consultant and the Company.

    IN WITNESS WHEREOF the parties have hereunto set their hands as of the day and year first above written.

SUCCESSORIES, INC.

By: Gary J. Rovansek Its: Chief Executive Officer and President	Jack Miller

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  Exhibit 10.27
RETAINER AGREEMENT
W I T N E S S E T H